SKYLINE CHAMPION ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS

Troy, Michigan, May 30, 2023 /Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its fourth quarter and full year ended April 1, 2023 (“fiscal 2023”).

Fourth Quarter Fiscal 2023 Highlights (compared to Fourth Quarter Fiscal 2022)

·
Net sales decreased 23.0% to $491.5 million
·
U.S. homes sold decreased 25.5% to 4,900
·
Total backlog decreased 42.1% to $308 million from the sequential third quarter
·
Average selling price (“ASP”) per U.S. home sold increased 5.6% to $92,700
·
Gross profit margin contracted by 120 basis points to 28.7%
·
Net income decreased by 33.5% to $57.7 million
·
Earnings per share (“EPS”) decreased 33.8% to $1.00
·
Adjusted EBITDA decreased 37.3% to $76.2 million
·
Adjusted EBITDA margin contracted by 350 basis points to 15.5%
·
Net cash generated by operating activities of $52.2 million during the quarter

Full Year Fiscal 2023 Highlights (compared to Full Year Fiscal 2022)

·
Net sales increased 18.1% to $2.6 billion
·
Gross profit margin improved by 470 basis points to 31.4%
·
Earnings per share (“EPS”) increased 61.7% to $7.00
·
Adjusted EBITDA increased 54.0% to $545.0 million
·
Adjusted EBITDA margin improved by 490 basis points to 20.9%

“Skyline Champion delivered strong results in fiscal 2023 in the face of a tough macroeconomic environment, a testament to the hard work of our people, partners and the demand for our attainable home solutions,” said Mark Yost, Skyline Champion’s President, and Chief Executive Officer. “We were able to grow our topline and expand our gross profit margin through improved operational efficiency and customer-focused investments. While backlogs continue to normalize, the current housing environment creates an opportunity for Skyline Champion to continue to outperform.”

Fourth Quarter Fiscal 2023 Results

Net sales for the fourth quarter fiscal 2023 decreased 23.0% to $491.5 million compared to the prior-year period. The number of U.S. homes sold in the fourth quarter fiscal 2023 decreased 25.5% to 4,900. Volume levels during the quarter were adversely impacted by retailer inventory destocking which drove lower order rates and reduced production. The ASP per U.S. home sold increased 5.6% to $92,700 due to the mix of units sold and price increases to offset cost inflation. The number of Canadian factory-built homes sold in the quarter decreased to 246 homes compared to 400 homes in the prior-year period due to reduced demand. Total backlog for Skyline Champion was $308 million as of April 1, 2023, compared to $532 million at the end of the third quarter. Backlogs continued to decrease to more normal levels, following historical highs.

Gross profit decreased by 26.1% to $141.2 million in the fourth quarter fiscal 2023 compared to the prior-year period. Gross profit margin was 28.7% of net sales, a 120-basis point contraction compared to 29.9% in the fourth quarter fiscal 2022. Gross profit margin contraction is being driven by lower volumes on comparison and lower demand in certain markets.

Selling, general, and administrative expenses (“SG&A”) in the fourth quarter fiscal 2023 decreased to $72.4 million from $75.0 million in the same period last year. SG&A as a percentage of net sales was 14.7%, a 290-basis point increase from prior year levels. The lower SG&A expense during the quarter was due to lower sales volume, partially offset by higher expense due to acquisitions closed earlier this year and investments in new capacity.

Net income decreased by 33.5% to $57.7 million for the fourth quarter fiscal 2023 compared to the prior-year period. The decrease in net income was driven by lower sales in the quarter.

Adjusted EBITDA for the fourth quarter fiscal 2023 decreased by 37.3% to $76.2 million compared to the fourth quarter fiscal 2022. Adjusted EBITDA margin contracted by 350 basis points to 15.5%.

As of April 1, 2023, Skyline Champion had $747.5 million of cash and cash equivalents, an increase of $312.0 million as compared to prior fiscal year end.

Full Year Fiscal 2023 Financial Highlights

For fiscal 2023, net sales were $2.6 billion which represents an increase of 18.1%, or $399.3 million, compared to fiscal 2022. Net sales growth was primarily driven by higher average selling prices per home and $200 million of disaster relief housing revenue recorded in the first half of the fiscal year.

Gross profit increased $229.6 million or 39.0% to $818.7 million in fiscal 2023, compared to $589.1 million in the prior year period. Gross profit margin increased by 470 basis points to 31.4% of net sales for fiscal 2023, compared to fiscal 2022, primarily due to disaster-relief housing mix, increased price levels, operational efficiencies and improved leverage of fixed costs.

SG&A increased to $300.4 million for fiscal 2023, compared to $256.2 million in the prior year period primarily due to acquisitions and new plant startups, higher variable compensation from increased sales volumes and higher marketing expenses. As a percentage of sales, SG&A was flat year over year.

Net income for fiscal 2023 was $401.8 million compared to net income of $248.0 million for fiscal 2022, an increase of $153.8 million or 62.0% due to an increase in net sales and improved operating income.

Adjusted EBITDA for fiscal 2023 increased by 54.0% to $545.0 million, compared to $353.9 million for fiscal 2022. Adjusted EBITDA margin expanded 490 basis points to 20.9% in fiscal 2023.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call this morning, May 30, 2023, at 9:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13737889. The replay will be available until 11:59 P.M. Eastern Time on June 13, 2023.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs approximately 7,700 people. With more than 70 years of homebuilding experience and 43 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core homebuilding business, Skyline Champion operates a factory-direct retail business with 31 retail locations across the United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Atlantic Homes, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures, Adjusted EBITDA and Adjusted EBITDA Margin, which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus expenses or minus income, (a) the provision for income taxes, (b) interest income or expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) non-cash restructuring charges and impairment of assets, (f) other non-operating income and costs, including but not limited to those costs for the acquisition and integration or disposition of businesses and idle facilities. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S.

GAAP basis. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: supply-related issues, including prices and availability of materials; labor-related issues; inflationary pressures in the North American economy; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry, including as a result of actual or anticipated increases in homeowner borrowing rates; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the potential disruption of operations caused by the conversion to new information systems; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions, including integration of operations and information systems; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our intangible assets, including goodwill, might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; the potential disruption to our business caused by public health issues, such as an epidemic or pandemic, and resulting government actions; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended April 2, 2022 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars in thousands)

	April 1, 2023	April 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$747,453	$435,413
Trade accounts receivable, net	67,296	90,536
Inventories, net	202,238	241,334
Other current assets	26,479	14,977
Total current assets	1,043,466	782,260
Long-term assets:
Property, plant, and equipment, net	177,125	132,985
Goodwill	196,574	191,970
Amortizable intangible assets, net	45,343	51,283
Deferred tax assets	17,422	17,750
Other noncurrent assets	82,794	58,371
Total assets	$1,562,724	$1,234,619
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$—	$35,460
Accounts payable	44,702	92,159
Other current liabilities	204,215	222,493
Total current liabilities	248,917	350,112
Long-term liabilities:
Long-term debt	12,430	12,430
Deferred tax liabilities	5,964	5,124
Other	62,412	41,840
Total long-term liabilities	80,806	59,394

Stockholders' Equity:
Common stock	1,585	1,573
Additional paid-in capital	519,479	502,846
Retained earnings	725,672	327,902
Accumulated other comprehensive loss	(13,735)	(7,208)
Total stockholders' equity	1,233,001	825,113
Total liabilities and stockholders' equity	$1,562,724	$1,234,619

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Net sales	$491,532	$638,117	$2,606,560	$2,207,229
Cost of sales	350,381	447,090	1,787,879	1,618,106
Gross profit	141,151	191,027	818,681	589,123
Selling, general, and administrative expenses	72,380	75,029	300,396	256,218
Operating income	68,771	115,998	518,285	332,905
Interest (income) expense, net	(7,684)	511	(14,977)	2,512
Other expense (income)	—	—	(634)	(36)
Income before income taxes	76,455	115,487	533,896	330,429
Income tax expense	18,709	28,689	132,094	82,385
Net income	$57,746	$86,798	$401,802	$248,044
Net income per share:
Basic	$1.01	$1.53	$7.05	$4.37
Diluted	$1.00	$1.51	$7.00	$4.33

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousand)

	Twelve Months Ended
	April 1, 2023	April 2, 2022
Cash flows from operating activities
Net income	$401,802	$248,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,726	20,936
Amortization of deferred financing fees	357	690
Equity-based compensation	14,160	9,777
Deferred taxes	1,127	3,019
(Gain) loss on disposal of property, plant, and equipment	(129)	612
Foreign currency transaction loss (gain)	828	(83)
Change in assets and liabilities:
Accounts receivable	23,090	(32,854)
Inventories	49,196	(75,019)
Prepaids and other assets	(11,930)	(28,217)
Accounts payable	(49,082)	34,824
Accrued expenses and other liabilities	(39,920)	42,750
Net cash provided by operating activities	416,225	224,479
Cash flows from investing activities
Additions to property, plant, and equipment	(52,244)	(31,979)
Cash paid for acquisition	(6,810)	(207)
Cash paid for equity method investment	(2,500)	—
Proceeds from disposal of property, plant, and equipment	375	219
Net cash used in investing activities	(61,179)	(31,967)
Cash flows from financing activities
Changes in floor plan financing, net	(35,460)	9,728
Payments of deferred financing fees	—	(1,130)
Payments on revolving debt facility	—	(26,900)
Stock option exercises	2,473	1,405
Tax payment for equity-based compensation	(4,032)	(3,039)
Net cash used in financing activities	(37,019)	(19,936)
Effect of exchange rate changes on cash, and cash equivalents	(5,987)	256
Net increase in cash and cash equivalents	312,040	172,832
Cash and cash equivalents at beginning of period	435,413	262,581
Cash and cash equivalents at end of period	$747,453	$435,413

SKYLINE CHAMPION CORPORATION

RECONCILIAITON OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousand)

	Three Months Ended			Twelve Months Ended
	April 1, 2023	April 2, 2022	Change	April 1, 2023	April 2, 2022	Change
Reconciliation of Adjusted EBITDA:
Net income	$57,746	$86,798	$(29,052)	$401,802	$248,044	$153,758
Income tax expense	18,709	28,689	(9,980)	132,094	82,385	49,709
Interest (income) expense, net	(7,684)	511	(8,195)	(14,977)	2,512	(17,489)
Depreciation and amortization	7,386	5,403	1,983	26,726	20,936	5,790
EBITDA	76,157	121,401	(45,244)	545,645	353,877	191,768
Transaction costs	—	—	—	338	—	338
Other	—	—	—	(973)	—	(973)
Adjusted EBITDA	$76,157	$121,401	$(45,244)	$545,010	$353,877	$191,133